Exhibit 10.2
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
    THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of November 8, 2022 (the “Amendment Effective Date”), is entered into by and between Rexford Industrial Realty, Inc., a Maryland corporation (the “REIT”), Rexford Industrial Realty, L.P., a Maryland limited partnership (the “Operating Partnership”) and David E. Lanzer (the “Executive”).
    WHEREAS, the Executive is currently employed as General Counsel and Secretary of the REIT and the Operating Partnership (the “Company”) pursuant to that certain Employment Agreement, effective as of June 26, 2017, by and between the Executive, the REIT and the Operating Partnership, as amended by that certain First Amendment to Employment Agreement, effective as of May 15, 2020 (as amended, the “Employment Agreement”);
    WHEREAS, the term of the Employment Agreement is scheduled to expire on June 26, 2023;
    WHEREAS, the Company desires extend the term of the Employment Agreement, and to continue to employ the Executive subject to the terms and conditions of the Employment Agreement, as amended by this Amendment; and
    WHEREAS, the Executive desires to accept such continuation of employment with the Company, subject to the terms and conditions of the Employment Agreement, as amended by this Amendment.
    NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Section 1 of the Employment Agreement (as previously amended) is hereby replaced in its entirety with the following:
“1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) that commenced on June 26, 2017 (the “Effective Date”) and ending on the third anniversary of the Amendment Effective Date (the “Initial Termination Date”). If not previously terminated, the Employment Period shall automatically be extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date (each such extension, a “Renewal Term”), unless either party elects not to so extend the Employment Period by notifying the other party, in writing, of such election (a “Non-Renewal”) at least one-hundred twenty (120) days prior to the last day of the then-current Employment Period. The Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of this Employment Agreement, including, without limitation, Section 4 hereof.”
2.Section 2(b)(vi) of the Employment Agreement is hereby amended to reflect the Company’s new flexible time off (FTO) policy by replacing the subsection in full with the following:
“Flexible Time Off. Effective as of effective August 1, 2022, the Executive no longer accrued paid time off (PTO), and the Executive received a payment for all of Executive’s accrued PTO as of July 31, 2022. During the Employment Period, the Executive shall be entitled to take paid time off as needed, in accordance with the Company’s Flexible Time Off Policy implemented on August 1, 2022. No voluntary paid time off has been (since August 1, 2022) or will thereafter be accrued by Executive.”
3.Subsection 4(a)(i) of the Employment Agreement is hereby replaced in its entirety with the following:
“(i)    Cash Severance. The Executive shall be paid, in a single lump-sum payment on the sixtieth (60th) day after the Date of Termination (except as otherwise provided with respect to the payment timing of the Pro-Rata Bonus Severance below), an amount equal to one (1) times the sum of (x) the Executive’s Base Salary in effect on the Date of Termination, plus (y) the average Annual Bonus earned by the Executive for the three (3) Company fiscal years ending during the Employment Period and immediately preceding the Company fiscal year in which such termination occurs (regardless of whether such amount was paid out on a current basis or deferred) (clauses (x) and (y) together, the “Salary/Bonus Severance”), plus (z) a pro-rata Annual Bonus to which the Executive would have become entitled (if any) for the fiscal year of the Company during which the Date of Termination occurs, had the Executive remained employed through the payment date and based on the achievement of any applicable performance goals or objectives, pro-rated based on the number of days during such fiscal year that the Executive was employed by the Company (such cash severance described in this subsection (z) is referred to as the “Pro-Rata Bonus Severance”). The Pro-Rata Bonus Severance shall be payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for the year in which the Date of Termination occurs, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Company in its sole discretion. For the avoidance of doubt, for purposes of this Section 4(a)(i), “Annual Bonus” shall include any portion of the Executive’s Annual Bonus received in the form of equity rather than cash. Notwithstanding the foregoing or anything contained herein to the contrary, if the Qualifying Termination occurs within eighteen (18) months following the consummation of a Change in Control (as defined in the Company’s 2013 Incentive Award Plan as in effect on the Amendment Effective Date), then the Salary/Bonus Severance shall be determined using a multiple of “1.5 (one and one-half)” (rather than “1 (one)”).”
4.Subsection 4(b) of the Employment Agreement is hereby replaced in its entirety with the following:
“Death or Disability. Subject to Section 4(d) hereof, if the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period, then in addition to the Accrued Obligations, subject to the Executive’s or the Executive’s estate’s (as applicable) execution, delivery to the Company and non-revocation of an effective Release within sixty (60) days following the Date of Termination, (i) the Executive (or the Executive’s estate, if applicable) shall be entitled to the Pro-Rata Bonus Severance, payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs (with the actual date within such period determined by the Company in its sole discretion), and (ii) any outstanding equity award, or any portion thereof, that vests based solely on continued service to the Company and that is held by the Executive on the Date of Termination shall immediately become fully vested and, as applicable, exercisable. In addition, subject to the Executive’s or the Executive’s estate’s (as applicable) execution, delivery to the Company and non-revocation of an effective Release within sixty (60) days following the Date of Termination and further subject to the Executive’s (or the Executive’s estate’s, if the Executive has died) valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, during the COBRA Period, the Company shall continue to provide the Executive (if applicable) and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive (or the Executive’s estate, if applicable) as would have applied if the Executive’s employment had not been terminated, based on the Executive’s elections in effect on the Date of Termination, provided, however, that if the Company is or becomes unable to continue to cover the Executive under its group health plans without incurring or causing the Executive to incur penalties or other adverse tax consequences (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive (or the Executive’s estate, as applicable) in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).”
5.Subsection 4(c) of the Employment Agreement is hereby replaced in its entirety with the following:
“For Cause, Without Good Reason, Non-Renewal or Other Terminations. If the Company terminates the Executive’s employment for Cause, the Executive terminates the Executive’s employment without Good Reason, the Executive’s employment terminates due to a Non-Renewal election made in accordance with Section 1 above, or the Executive’s employment terminates for any other reason not enumerated in Sections 4(a) or 4(b) hereof, in any case, during the Employment Period, then, in any case, the Company shall pay to the Executive the Accrued Obligations in cash in a single lump-sum payment within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law), and the Executive shall have no further rights hereunder.”
6.This Amendment shall be and is hereby incorporated in and forms a part of the Employment Agreement. Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.
7.This Amendment and your rights hereunder shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.
8.This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of the REIT and the Operating Partnership has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

REXFORD INDUSTRIAL REALTY, INC.,
a Maryland corporation

By:	/s/ Michael S. Frankel
Name: Michael S. Frankel
Title: Co-Chief Executive Officer

By:	/s/ Howard A. Schwimmer
Name: Howard A. Schwimmer
Title: Co-Chief Executive Officer

REXFORD INDUSTRIAL REALTY, L.P.,
a Maryland limited partnership

	By:	REXFORD INDUSTRIAL REALTY, INC.
	Its:	General Partner

	By:	/s/ Michael S. Frankel
Name: Michael S. Frankel
Title: Co-Chief Executive Officer

“EXECUTIVE”

/s/ David E. Lanzer
David E. Lanzer